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                                                                   EXHIBIT 2.5





                          AGREEMENT AND PLAN OF MERGER


                                      AMONG



                           CUTTING EDGE SOFTWARE, INC.



                                       AND


                            CES II ACQUISITION, INC.






                                 AUGUST 21, 2002




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                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger, dated as of August 21, 2002 is entered into by and between Cutting Edge Software, Inc., a Texas corporation ("Cutting Edge"), and CES II Acquisition, Inc., a Texas corporation ("CESII"). Certain terms used herein but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

         WHEREAS, the respective Boards of Directors of Cutting Edge and CESII have determined that it is advisable and in the best interests of their respective shareholders to consummate the merger of Cutting Edge with and into CESII (the "Merger"), upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the respective Boards of Directors of Cutting Edge and CESII have approved the transactions contemplated by this Agreement, subject to approval of such transactions by the shareholders of Cutting Edge and the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the TBCA, at the Effective Time, Cutting Edge shall be merged with and into CESII. As a result of the Merger, the separate corporate existence of Cutting Edge shall cease and CESII shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The Merger is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

         Section 1.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing, as soon as practicable after the Closing (as hereinafter defined), articles of merger (the "Articles of Merger") with the Secretary of State of the State of Texas, substantially in the form set forth in Exhibit B attached hereto. The date and time of acceptance of the filing of the Articles of Merger with the Secretary of State of the State of Texas (or such later time as shall be agreed to in writing by the parties hereto and specified in the Articles of Merger) will be the "Effective Time." The Closing shall take place at 10:00 a.m. (Dallas time) on the Business Day immediately after the date on which all the conditions to Closing set forth in Article II hereto shall have been satisfied, at the offices of Jackson Walker, 2435 North Central Expressway, Suite 600, Richardson, Texas 75080, or such other time, date and place as the parties shall agree.

         Section 1.3 Effects of the Merger. Subject to Sections 1.4 and 1.5, the Merger shall have the effects set forth in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of Cutting Edge and CESII shall vest in the


                                       1
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Surviving Corporation, and all debts, liabilities and duties of Cutting Edge and
CESII shall become the debts, liabilities and duties of the Surviving
Corporation.

         Section 1.4 Articles of Incorporation; Bylaws.

                (a) At the Effective Time and without any further action on the part of Cutting Edge or CESII, the Articles of Incorporation of CESII as in effect immediately prior to the Effective Time, as amended or provided in the Articles of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the TBCA.

                (b) At the Effective Time and without any further action on the part of Cutting Edge or CESII, the bylaws of CESII shall be the bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the articles of incorporation of the Surviving Corporation and as provided by law.

         Section 1.5 Directors and Officers.

                (a) At the Effective Time, the directors of Cutting Edge shall serve as directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                (b) At the Effective Time, the officers of Cutting Edge shall serve as officers of the Surviving Corporation, in the capacities set forth opposite their names, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cutting Edge of CESII any holder of any shares of capital stock of Cutting Edge:

                (a) Each share of Cutting Edge Common Stock that is held in the treasury of Cutting Edge or of any of its subsidiaries shall be canceled and retired and no capital stock of the Surviving Corporation, or other consideration shall be paid or delivered in exchange therefore.

                (b) Each remaining outstanding share of Cutting Edge Common Stock shall be converted into the right to receive one share of Surviving Corporation Common Stock (the "Merger Consideration").

                (c) Each share of CESII Common Stock issued and outstanding immediately prior to the Effective Date shall be shall be canceled and retired.

         Section 1.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Cutting Edge or CESII, any deeds, bills of sale, assignments or assurances and to


                                       2
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take and do, in the name and on behalf of Cutting Edge or CESII, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II
                                   CONDITIONS

         Section 2.1 Conditions to the Obligations of Each Party. The obligations of Cutting Edge and CESII to consummate the Merger are subject to the consummation of the merger of CES Acquisition, Inc., a Texas corporation ("CES") with and into Cutting Edge pursuant to the terms of that certain Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, by and among Cutting Edge, Jeff Musa, the sole shareholder of Cutting Edge, Mobility Electronics, Inc., a Delaware corporation, and CES Acquisition, Inc., a Texas corporation.

                                  ARTICLE III
                                  MISCELLANEOUS

         Section 3.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein.

         Section 3.2 Entire Agreement; No Third-Party Beneficiaries. This Agreement and (including the exhibits hereto and the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 3.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         Section 3.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

         Section 3.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


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         Section 3.6 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

         IN WITNESS WHEREOF, Cutting Edge and CESII caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.




                              CUTTING EDGE SOFTWARE, INC.

                              By:   /s/Charles R. Mollo
                                  ----------------------------------------
                                  Charles R. Mollo
                                  President and Chief Executive Officer




                              CES II ACQUISITION, INC.

                              By:    /s/Charles R. Mollo
                                   ---------------------------------------
                                   Charles R. Mollo
                                   President and Chief Executive Officer



                                       4

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                                    EXHIBIT A

                                   DEFINITIONS


         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a bank holiday in the State of Delaware.

         "CESII COMMON STOCK" shall mean the common stock, par value $0.01 per share, of CESII.

         "CLOSING" shall mean the closing of the Merger.

         "CLOSING DATE" shall mean the date of Closing.

         "CUTTING EDGE COMMON STOCK" shall mean the common stock, par value $0.01 per share, of Cutting Edge Software, Inc.

         "CUTTING EDGE SHAREHOLDER APPROVAL" shall mean approval of the Merger by the shareholders of Cutting Edge in accordance with the TBCA.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.2.

         "GOVERNMENTAL ENTITY" shall mean any United States or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body, commission or agency.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section
1.6(a)

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
1.1.

         "SURVIVING COMMON STOCK" shall mean CESII Common Stock from and after the Effective Date.

         "TBCA" shall mean the Texas Business Corporation Act.



                                      A-1

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                                    EXHIBIT B

                               ARTICLES OF MERGER









                                      B-1